Tupperware Brands Reports Third Quarter Sales and Record Profit

ORLANDO, Fla., Oct. 19 /PRNewswire-FirstCall/ --

  Third Quarter Sales up 3% in local currency and 2% in U.S. dollars

  Third Quarter GAAP diluted E.P.S. 62 cents, up 24% over last year.  Excluding certain items impacting comparability*, diluted E.P.S. 64 cents, up 19% over last year.

(NYSE: TUP) Tupperware Brands Corporation today reported third quarter 2010 sales and record profit.  Third quarter 2010 sales increased in local currency by 3% versus 2009, before a negative impact from foreign exchange rates of 1%.  This resulted in GAAP sales that were 2% above the third quarter of 2009.

Rick Goings, Chairman and CEO commented, "We are pleased with the performance by many of the businesses in our portfolio, although we had challenges versus our expectations in our Tupperware businesses in Australia and CIS.  Our emerging markets comprised 59% of sales in the quarter, and delivered a 9% sales increase.  A significant number of emerging markets had double digit sales increases, including Brazil, India, Indonesia, Korea, Malaysia/Singapore, the Philippines, Tupperware South Africa, Turkey and Venezuela.  The established markets were down 5% in local currency, coming mainly from Tupperware Australia, Tupperware Japan and BeautiControl.  Tupperware Austria and France performed exceptionally well again this quarter, with strong double digit sales increases compared with 2009."

Diluted GAAP earnings per share of 62 cents for the third quarter of 2010 was up 12 cents, or 24% versus last year.  The 2010 third quarter included net negative 2 cents from items impacting comparability*, while 2009 had net negative 4 cents from those items*.  There was also a positive 1 cent impact versus 2009 from stronger foreign currencies.

Adjusted diluted earnings per share of 64 cents in the quarter was 10 cents better than 2009, including the foreign currency benefit of 1 cent.  The 64 cents of adjusted diluted earnings per share was 5 cents above the high end of the guidance range given by the Company in July, which included versus the guidance a 7 cent benefit from foreign exchange and a lower tax rate.

"Many of our business units performed very well in the quarter, which speaks to the ability of our local management teams who understand how to execute our formula for success.  However, we are a portfolio of companies and in this relatively smaller sales quarter, the underperformance of a few markets had an impact on our overall results.  Our pre-tax return on sales of 10.4% was 1.5 percentage points higher than last year, excluding items impacting comparability*.  We delivered record third quarter profit, which speaks to the strength of our business models.  Our total sales force continues to grow and we ended the quarter with an 8% advantage over last year," said Rick Goings.

Tupperware Brands will conduct a conference call tomorrow, Wednesday, October 20, 2010, at 10:00 am Eastern time.  The conference call will be webcast along with a copy of this news release on www.tupperwarebrands.com.

Third Quarter Segment Highlights*

Tupperware Segments

Europe achieved a local currency sales increase of 2% (down 4% reported).  The emerging markets were down 1% compared with last year in local currency (even with last year reported).  Several larger emerging markets had strong sales increases in the quarter, including a 19% increase by Tupperware South Africa, and a 58% increase by Turkey.  The largest offset was in CIS, where sales declined 36% versus last year in part due to the fires in Moscow and the widespread heat wave that impacted the business in July and August, along with a difficult comparison.  Established markets were up 4% compared with last year in local currency (down 6% reported), led by France and Austria, that both had local currency sales increases in the 20% range.  Sales in Germany were about even with 2009, and the German business ended the quarter with a 7% higher sales force size versus last year.  Europe's pretax operating profit was down $1.7 million.  The segment's total sales force was up 12% versus 2009 at the end of September.

In Asia Pacific , third quarter sales were up 4% versus prior year in local currency (up 11% reported).  Emerging markets were up 22% in local currency (up 30% reported).  All emerging markets again had sales increases, led by India with a 56% local currency sales increase (up 62% reported) and Indonesia with a 29% local currency sales increase (up 43% reported).  China was up by 3% in local currency sales (up 4% reported) in the quarter, but this reflected a negative 17 point impact on the year-over-year comparison from lower business to business sales.  The established markets were down 23% in local currency (down 16% reported), mainly in Tupperware Australia and Japan, which both had sales declines of over 20%.  Australia's promotional programs and sales force events did not drive sales and recruiting as expected, and it ended the quarter with a smaller sales force.  Japan continued to implement its intermediate term strategy to modify the business model.  Pretax profit of the segment was up 8% in local currency (up 17% reported).  The segment's total sales force was up 23% at the end of the third quarter.

Tupperware North America sales were down 2% in local currency (down 1% reported) versus prior year.  Mexico had slower recruiting and activity in July and August, and one less promotional period in the quarter, which led to a 2% local currency sales decrease (even with last year reported).  Tupperware United States and Canada also had a 2% decrease in the quarter, which reflected a higher carryover of sales to October in 2010 than 2009, due to the change in the timing of a key promotional program at the end of the quarter.  Third quarter reported pretax profit for the segment was down $0.9 million.  The total sales force size at the end of the third quarter was up 4%.

Beauty Segments

Beauty North America sales were down 2% in local currency (even with last year reported).  Sales in Fuller Mexico were about even with last year (up 3% reported), and there was an 11% decrease by BeautiControl (down 10% reported).  In the large Fuller Mexico business, improvement in recruiting led to a quarter end sales force size 5% above last year, and local currency sales were up in September.  The 11% decrease in BeautiControl was a sequential improvement from the mid-teen decreases earlier this year, and the business continued to work on growing active sellers.  The segment's profit in the quarter increased 23% in local currency (up 28% reported).  The total sales force size at the end of the quarter was up 2%.

Beauty Other sales were up 16% in local currency (up 6% reported), with about half of the increase from the business in Brazil where local currency sales increased by 33% (up 40% reported).  Also contributing to the increase were Argentina, the Philippines, and Venezuela.  Pretax profit increased $8.3 million, reflecting the absence of last year's $4.9 million cost to convert Venezuelan bolivars to U.S. dollars, and a 40% contribution margin from the higher sales.  The total sales force size for the segment at the end of the quarter was down 1% versus last year.

Year to Date Results

Sales for the first nine months of 2010 were up 7% in local currency (up 10% reported).  The Tupperware brand segments grew 7% in local currency (up 12% reported) and the Beauty brand segments were up 5% in local currency (up 5% reported).  Businesses operating in emerging markets, comprising 56% of total company sales, grew 15% in local currency (up 19% reported) and the businesses that operate in established markets were down 2% in local currency (down 1% reported).  Profit from the operating segments rose 19% in local currency (up 25% reported), driven by double digit percentage improvements in Asia Pacific and Tupperware North America, a $7.1 million increase by Beauty Other, and a mid single digit percentage improvement in Europe. Beauty North America's operating profit was about even with last year.  There were significant improvements in the emerging markets of Tupperware Brazil, China, India, Indonesia and South Africa and the established markets of Austria and France.  Diluted earnings per share was $2.26, up 46% in local currency (up 57% reported).  Excluding certain adjustment items for the first nine months of both years, diluted earnings per share was $2.33, up 18% in local currency (up 25% reported).

Fourth Quarter 2010 Outlook*

The fourth quarter sales outlook is for an increase of 4 to 6% in local currency.  Based on current exchange rates, there is a 1 percentage point negative impact on the year-over-year sales comparison.  GAAP diluted earnings per share is expected to be $1.21 to $1.26, with a negative 5 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $1.26 to $1.31.  This compares with GAAP diluted earnings per share of $1.31 last year and $1.22 excluding certain items.  Excluding items, this includes a 10% local currency increase in pretax profit and a 70 basis point improvement in pretax profit return on sales at the high end of the range.  The guidance reflects a negative impact on the comparison of 1 cent from foreign currency, along with a higher income tax rate than 2009.

Full Year 2010 Outlook*

The full year local currency sales growth outlook range has been narrowed to a 6 to 7% increase.  Including a positive impact from exchange rates of 2%, sales in dollars are expected to increase by 8 to 9%.  The local currency sales increase for Tupperware Europe is now expected to be 5% versus a previous range of up 5 to 7% and Asia Pacific's sales are expected to increase by 7 to 8% for the full year versus a previous range of up 9 to 11%.  The sales outlook range for Beauty Other is up 16 to 17%, in line with the previous guidance of up in the mid-teens, the outlook for Beauty North America remains for sales to be about even with last year, and Tupperware North America is expected to have sales up about 7% for the year versus a previous guidance range of up 5 to 7%.

The full year GAAP outlook range is raised to $3.47 to $3.52 including negative 13 cents from items impacting comparability.  Excluding these items, the diluted earnings per share forecast is increased from the July guidance of $3.51 to $3.61 by 4 cents on the high end of the range and 9 cents on the low end to $3.60 to $3.65 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule). This would represent a local currency increase of 12 to 15% versus 2009.  The raised guidance versus July reflects an 11 cent benefit from stronger foreign currencies, along with better contribution margins in the beauty segments, partially offset by lower sales by Tupperware Australia/New Zealand and CIS and higher unallocated costs.  The full year foreign exchange impact on earnings per share versus 2009 is now 10 cents positive, versus 1 cent negative in the July guidance.

Unallocated corporate expense for 2010 is now expected to be about $58 million, versus $56 million previously, and the net interest expense expectation remains at about $27 million.  At the high end of the sales and earnings per share range, excluding items impacting comparability, this would result in a 2010 pre-tax return on sales of 13.5% versus 2009 actual of 12.1%, along with a tax rate of 25.0% versus 23.5% in 2009.

Rick Goings Chairman and CEO, commented, "I'm pleased with the third quarter results by most of our businesses, and am confident that our strong local management teams understand our formula that drives results.  We achieved record third quarter profit and head into the fourth quarter with a sales force size advantage in four of our five segments, and up 8% overall.  We look to close the year with a 4 to 6% sales increase in the fourth quarter, even as we come up against more difficult comparisons over last year."

* See Non-GAAP Financial Measures Reconciliation Schedules.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.6 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements, and re-engineering costs.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarter of 2009, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

Included on the Company's website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company's financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
(In millions, except per share data)	2010	2009	2010	2009

Net sales	$ 523.2	$ 514.0	$ 1,645.4	$ 1,501.5
Cost of products sold	176.8	172.4	542.6	508.4
Gross margin	346.4	341.6	1,102.8	993.1

Delivery, sales and administrative expense	284.6	284.4	886.7	817.4
Re-engineering and impairment charges	0.4	2.4	4.0	6.5
Impairment of goodwill and intangible assets	-	-	-	28.1
Gains on disposal of assets including insurance recoveries	0.2	-	0.2	10.1
Operating income	61.6	54.8	212.3	151.2

Interest income	0.6	0.8	1.7	2.6
Interest expense	7.1	8.4	21.6	23.8
Other expense	2.0	4.9	2.6	6.4
Income before income taxes	53.1	42.3	189.8	123.6
Provision for income taxes	13.2	10.0	44.9	32.7
Net income	$ 39.9	$ 32.3	$ 144.9	$ 90.9

Net income per common share:

Basic earnings per share:	$ 0.64	$ 0.52	$ 2.31	$ 1.46

Diluted earnings per share:	$ 0.62	$ 0.50	$ 2.26	$ 1.44

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				39 Weeks	39 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Sept 25,	Sept 26,	%	%	Exchange	Sept 25,	Sept 26,	%	%	Exchange
	2010	2009	Inc (Dec)	Inc (Dec)	Impact *	2010	2009	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 152.0	$ 157.6	(4)	2	$ (8.6)	$ 553.8	$ 514.8	8	6	$ 5.3
Asia Pacific	114.4	103.0	11	4	7.5	321.2	266.2	21	10	26.7
TW North America	76.5	77.2	(1)	(2)	1.1	241.3	217.3	11	7	8.1
Beauty North America	96.7	97.2	(0)	(2)	1.9	296.7	287.7	3	(2)	15.6
Beauty Other	83.6	79.0	6	16	(7.1)	232.4	215.5	8	16	(14.7)

	$ 523.2	$ 514.0	2	3	$ (5.2)	$ 1,645.4	$ 1,501.5	10	7	$ 41.0

Segment profit:
Europe	$ 17.6	$ 19.3	(9)	(10)	$ 0.3	$ 91.0	$ 80.7	13	7	$ 4.3
Asia Pacific	26.7	22.9	17	8	1.8	69.3	50.3	38	23	6.2
TW North America	8.7	9.6	(8)	(10)	0.1	35.8	24.6	46	40	1.1
Beauty North America	12.5	9.8	28	23	0.4	39.4	36.8	7	(0)	2.8
Beauty Other	10.3	2.0	+	+	(1.5)	19.3	12.2	57	+	(5.5)

	75.8	63.6	19	17	$ 1.1	254.8	204.6	25	19	$ 8.9

Unallocated expenses	(16.0)	(11.3)	43	36	(0.5)	(41.3)	(35.3)	17	17	-
Gains on disposal of assets including insurance recoveries	0.2	-	+	+	-	0.2	10.1	(98)	(98)	-
Re-engineering and impairment charges	(0.4)	(2.4)	(82)	(82)	-	(4.0)	(6.5)	(38)	(38)	-
Impairment of goodwill and intangible assets	-	-	-	-	-	-	(28.1)	+	+	-
Interest expense, net	(6.5)	(7.6)	(15)	(15)	-	(19.9)	(21.2)	(6)	(6)	-

Income before taxes	53.1	42.3	25	24	0.6	189.8	123.6	54	43	8.9
Provision for income taxes	13.2	10.0	30	30	0.2	44.9	32.7	37	29	2.0
Net income	$ 39.9	$ 32.3	24	22	$ 0.4	$ 144.9	$ 90.9	59	48	6.9

Net income per common share (diluted)	$ 0.62	$ 0.50	24	22	0.01	$ 2.26	$ 1.44	57	46	0.11

Weighted Average number of diluted shares	63.8	64.0				63.9	63.1

* 2010 actual compared with 2009 translated at 2010 exchange rates.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)
	13 Weeks Ended Sept 25, 2010				13 Weeks Ended Sept 26, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 17.6	$ 0.1	a	$ 17.7	$ 19.3	$ 0.1	a	$ 19.4
Asia Pacific	26.7	0.2	a	26.9	22.9	0.3	a	23.2
TW North America	8.7	-		8.7	9.6	-		9.6
Beauty North America	12.5	0.4	a	12.9	9.8	0.5	a	10.3
Beauty Other	10.3	0.3	a	10.6	2.0	0.4	a	2.4
	75.8	1.0		76.8	63.6	1.3		64.9

Unallocated expenses	(16.0)	-		(16.0)	(11.3)	-		(11.3)
Gains on disposal of assets	0.2	(0.2)	b	-	-	-		-
Re-eng and impairment chgs	(0.4)	0.4	c	-	(2.4)	2.4	c	-
Interest expense, net	(6.5)	-		(6.5)	(7.6)	-		(7.6)
Income before taxes	53.1	1.2		54.3	42.3	3.7		46.0
Provision for income taxes	13.2	0.3	e	13.5	10.0	1.1	e	11.1
Net income	$ 39.9	$ 0.9		$ 40.8	$ 32.3	$ 2.6		$ 34.9

Net income per common share (diluted)	$ 0.62	$ 0.02		$ 0.64	$ 0.50	$ 0.04		$ 0.54

	39 Weeks Ended Sept 25, 2010				39 Weeks Ended Sept 26, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 91.0	$ 0.2	a	$ 91.2	$ 80.7	$ 0.3	a	$ 81.0
Asia Pacific	69.3	0.7	a	70.0	50.3	0.9	a	51.2
TW North America	35.8	-		35.8	24.6	-		24.6
Beauty North America	39.4	1.1	a	40.5	36.8	1.5	a	38.3
Beauty Other	19.3	0.9	a	20.2	12.2	1.1	a	13.3
	254.8	2.9		257.7	204.6	3.8		208.4

Unallocated expenses	(41.3)	-		(41.3)	(35.3)	-		(35.3)
Gains on disposal of assets including insurance recoveries	0.2	(0.2)	b	-	10.1	(10.1)	b	-
Re-eng and impairment chgs	(4.0)	4.0	c	-	(6.5)	6.5	c	-
Impairment of goodwill and intangible assets	-	-		-	(28.1)	28.1	d	-
Interest expense, net	(19.9)	-		(19.9)	(21.2)	-		(21.2)
Income before taxes	189.8	6.7		196.5	123.6	28.3		151.9
Provision for income taxes	44.9	2.1	e	47.0	32.7	1.7	e	34.4
Net income	$ 144.9	$ 4.6		$ 149.5	$ 90.9	$ 26.6		$ 117.5

Net income per common share (diluted)	$ 2.26	$ 0.07		$ 2.33	$ 1.44	$ 0.42		$ 1.86

(a)  Amortization of intangibles of acquired beauty units.

(b)  Gain on disposal of assets of $0.2 million in the third quarter of 2010 is related to the sale of property in Nutrimetics Australia.  The year-to-date gain of $10.1 million in 2009 is primarily for insurance recoveries related to a 2007 warehouse fire in South Carolina.

(c)  Re-engineering and impairment charges of $4.0 million in 2010 include $0.9 million related to new plants in India and China and relocation expenses in Japan and Belgium Manufacturing and $3.1 million for severance costs incurred to reduce headcount in the Company's Fuller Argentina, Nutrimetics Australia, BeautiControl, France, Nutrimetics Greece, Japan and Fuller Mexico operations, of which $0.4 million was incurred in the third quarter.  Re-engineering and impairment charges in 2009 include $0.4 million related to the relocation of the Company's BeautiControl manufacturing facility and a new plant in India, $1.0 million to write off impaired software in South Africa,  $1.0 million to write off manufacturing assets, mainly in Brazil, and $4.1 million for severance costs incurred to reduce headcount in the company's BeautiControl, France Manufacturing, Fuller & Tupperware Mexico, Nutrimetics Australia, Fuller Argentina, South Carolina, and Japan operations, of which $2.4 million was incurred in the third quarter.

(d)  Upon review in 2009, the intangibles of Nutrimetics, Avroy Shlain and NaturCare were deemed to be impaired, resulting in a non-cash impairment charge of $28.1 million.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	39 Weeks Ended	39 Weeks Ended
	September 25,	September 26,
(In millions)	2010	2009

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 104.8	$ 128.6

INVESTING ACTIVITIES
Capital expenditures	(34.6)	(25.8)
Proceeds from disposal of property, plant & equipment	9.5	2.9
Proceeds from insurance settlements	-	2.7

Net cash used in investing activities	(25.1)	(20.2)

FINANCING ACTIVITIES
Dividend payments to shareholders	(47.2)	(41.1)
Repurchase of common stock	(30.6)	(32.3)
Long-term debt and capital lease obligations	(1.7)	(81.3)
Net change in short-term debt	0.6	(1.9)
Proceeds from exercise of stock options	12.9	22.5
Other, net	4.1	8.4

Net cash used in financing activities	(61.9)	(125.7)

Effect of exchange rate changes on cash and
cash equivalents	(7.4)	12.1

Net change in cash and cash equivalents	10.4	(5.2)

Cash and cash equivalents at beginning of year	112.4	124.8

Cash and cash equivalents at end of period	$ 122.8	$ 119.6

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Sep. 25,	Dec. 26,
(In millions)	2010	2009

Assets

Cash and cash equivalents	$122.8	$112.4
Other current assets	629.7	584.4
Total current assets	752.5	696.8

Property, plant and equipment, net	247.3	254.6

Other assets	864.6	843.9

Total assets	$1,864.4	$1,795.3

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$2.3	$1.9
Accounts payable and other current liabilities	435.8	458.6

Total current liabilities	438.1	460.5

Long-term debt	427.2	426.2

Other liabilities	265.5	270.9

Total shareholders' equity	733.6	637.7

Total liabilities and shareholders' equity	$1,864.4	$1,795.3

Total Debt to Total Capital Ratio 37%
Total Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Third Quarter Ended September 25, 2010

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	91,358	(10)	621,875	12
Asia Pacific	72,726	22	508,113	23
TW North America	88,548	(1)	267,755	4
Tupperware	252,632	1	1,397,743	14

Beauty North America	341,140	1	583,328	2
Beauty Other	234,029	2	567,479	(1)
Beauty	575,169	1	1,150,807	1

Total	827,801	1	2,548,550	8

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 19, 2010

($ in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$ 113.5	$ 104.5	$ 109.4

% change from prior year		-8%	-4%

Income tax	$ 29.4	$ 27.2	$ 28.9
Effective Rate	26%	26%	26%

Net Income (GAAP)	$ 84.1	$ 77.3	$ 80.5

% change from prior year		-8%	-4%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	(11.8)	-	-
Re-engineering and other restructuring costs	1.5	4.4	4.4
Acquired intangible asset amortization	1.4	1.0	1.0
Purchase accounting intangible impairment	-	-	-
Income tax (2)	3.3	(1.9)	(1.9)
Net Income (Adjusted)	$ 78.5	$ 80.8	$ 84.0

% change from prior year		3%	7%

Exchange rate impact (3)	(0.5)	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$ 78.0	$ 80.8	$ 84.0

% change from prior year		4%	8%

Net income (GAAP) per common share (diluted)	$ 1.31	$ 1.21	$ 1.26

Net Income (Adjusted) per common share (diluted)	$ 1.22	$ 1.26	$ 1.31

Average number of diluted shares (millions)	64.3	63.9	63.9

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2009 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 19, 2010

($ in millions, except per share amounts)

	Full Year	Full Year
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$ 237.1	$ 294.7	$ 299.2

% change from prior year		24%	26%

Income tax	$ 62.0	$ 72.8	$ 73.8
Effective Rate	26%	25%	25%

Net Income (GAAP)	$ 175.1	$ 221.9	$ 225.4

% change from prior year		27%	29%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (21.9)	$ -	$ -
Re-engineering and other restructuring costs	8.0	8.4	8.4
Acquired intangible asset amortization	5.1	3.9	3.9
Purchase accounting intangible impairments	28.1	-	-
Income tax (2)	1.7	(4.2)	(4.2)
Net Income (Adjusted)	$ 196.1	$ 230.0	$ 233.5

% change from prior year		17%	19%

Exchange rate impact (3)	6.4	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$ 202.5	$ 230.0	$ 233.5

% change from prior year		14%	15%

Net income (GAAP) per common share (diluted)	$ 2.75	$ 3.47	$ 3.52

Net Income (Adjusted) per common share (diluted)	$ 3.08	$ 3.60	$ 3.65

Average number of diluted shares (millions)	63.6	64.0	64.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2009 restated at current currency exchange rates

CONTACT: Nicole Decker, +1-407-826-4560